Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”), dated as of April 16, 2014 (the “Effective Date”), is entered into by and between Reynolds American Inc. (“RAI”) and Daniel M. Delen (“Delen”).

RECITALS

WHEREAS, Delen has been employed by RAI as RAI’s President and Chief Executive Officer;

WHEREAS, Delen is voluntarily retiring from his employment with RAI effective as of April 30, 2014;

WHEREAS, under Delen’s leadership, RAI and its operating subsidiaries and other affiliates have formed and implemented the strategic vision of Transforming Tobacco;

WHEREAS, Delen has a deep understanding of and critical insights relating to the existing and emerging markets and opportunities for the present and future products and innovations of RAI and its operating subsidiaries and other affiliates; and

WHEREAS, in connection with Delen’s retirement, RAI wishes to continue to benefit from Delen’s knowledge and experience by retaining Delen to perform consulting services and by requiring Delen to fulfill certain other duties and obligations under the terms and conditions of this Agreement, commencing on May 1, 2014.

NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Employment. Delen voluntarily retires from his employment with RAI, effective April 30, 2014. Delen acknowledges that his employment relationship with RAI will terminate for all purposes as of such date. Further, effective April 30, 2014, Delen hereby resigns (a) from the Board of Directors of RAI (the “Board”) and (b) from all other directorships, offices and other positions that he holds with RAI or any other entity that is a subsidiary or parent of, or is otherwise related to or affiliated with, RAI.

2. Consulting Services.

(a) Capacity. Commencing on May 1, 2014, Delen shall serve as a consultant and advisor to the President and Chief Executive Officer of RAI (the “CEO”) and shall provide services as may be reasonably requested from time to time by the CEO (the “Consulting Services”).

(b) Term and Operation. The term of the Consulting Services under this Agreement will commence on May 1, 2014 and will continue until, and will end upon, April 30, 2016, subject to Delen’s continued compliance with this Agreement, including Paragraph 4 hereof (the “Consulting Period”). RAI acknowledges that Delen is not prohibited by this Agreement from obtaining employment with or otherwise providing services to another entity during the Consulting Period, provided, that such other employment or services (i) do not interfere with Delen’s ability to perform the Consulting Services under this Agreement and (ii) are not in violation of Delen’s obligations under Paragraph 4 of this Agreement.

(c) Time Commitment. During the Consulting Period, Delen shall (i) dedicate the amount of his business time and attention which the parties deem reasonably necessary to perform the Consulting Services, (ii) perform the Consulting Services at such locations as he reasonably deems appropriate, and (iii) use his reasonable best efforts to promote the best interests of RAI.

(d) Reimbursement of Expenses. RAI shall reimburse Delen for all reasonable and documented expenses incurred by Delen in the performance of the Consulting Services in accordance with RAI’s policies and procedures in effect from time to time. Delen agrees to provide proper documentation for such expenses as required by RAI’s policies.

3. Independent Contractor. In rendering the Consulting Services described in Paragraph 2 of this Agreement, Delen will at all times be and remain an independent contractor. Delen will be free to exercise his own judgment as to the manner and method of providing the consulting services to RAI, subject to applicable laws and requirements reasonably imposed by RAI. Delen acknowledges and agrees that, during the term of this Agreement, Delen will not be treated as an employee of RAI or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor, unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country, and for purposes of benefits provided to employees of RAI or any of its affiliates under any employee benefit plan. Delen acknowledges and agrees that, as an independent contractor, Delen shall be required, during the term of this Agreement, to pay any applicable taxes on the amounts payable to him under this Agreement attributable to the Consulting Services.

4. Non-Disclosure, Non-Competition, Non-Solicitation, Commitment to Provide Assistance and Other Obligations.

(a) Delen understands and agrees that:

(i) the purpose of this Paragraph 4 is to protect the Related Companies’ legitimate business interests, including, but not limited to, the Related Companies’ Confidential Information, customer relationships and goodwill, all of which contribute to the Related Companies’ competitive advantage in operating the Related Companies’ Businesses in the Territory;

(ii) the Related Companies manufacture, distribute, advertise, promote, market and sell Products in the Territory, and the restrictive covenants contained in this Agreement are necessary to protect the Related Companies’ legitimate business assets and interests, and they are reasonable in time, territory, and scope, and in all other respects;

(iii) the restrictive covenants contained in this Agreement constitute a material inducement to RAI entering this Agreement, without which RAI would not have entered into this Agreement to engage Delen on the terms and conditions stated herein; and

(iv) the covenants set forth in this Paragraph 4 are essential elements of this Agreement and shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Delen against RAI or any other Related Company, whether predicated on this Agreement or otherwise, shall not excuse Delen’s breach, or constitute a defense to the enforcement by the Related Companies, of these restricted covenants. RAI and Delen have had the opportunity to independently consult with their respective counsel for advice in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the businesses conducted by the Related Companies.

Therefore, to the fullest extent permitted by applicable law, Delen agrees to the restrictions set forth in this Paragraph 4 and all subparagraphs as follows.

(b) Delen acknowledges that, given the position(s) that he has had with one or more of the Related Companies, he has had access to and he has acquired Confidential Information, and will continue to have access to and acquire Confidential Information during the Consulting Period. Delen further acknowledges that the Related Companies have a legitimate and significant business interest in preventing the unauthorized disclosure of the Confidential Information. Accordingly, Delen shall not, without the prior written consent of RAI (which consent may be granted only by RAI’s General Counsel), use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, for any reason or purpose whatsoever, any Confidential Information, except when required to do so by a court of competent jurisdiction or any Governmental Authority, in any case, with jurisdiction to order Delen to divulge, disclose or make accessible such information. If Delen becomes compelled to disclose any Confidential Information in the circumstances described in the preceding sentence, Delen shall: promptly provide RAI’s General Counsel with written notice thereof, so as to permit RAI to seek a protective order or other appropriate remedy, and Delen shall cooperate with RAI in RAI’s efforts in connection therewith; and disclose only that portion of the Confidential Information that Delen is advised by his counsel (which counsel will be reasonably acceptable to RAI and the reasonable costs and expenses of which will be borne by RAI) Delen is legally required to disclose and shall use reasonable efforts to have such disclosed Confidential Information accorded confidential treatment. Delen further agrees that he shall not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding any Related Company, or any of their past or present employees, officers, directors, trustees, board members, stockholders, agents, affiliates, parent entities, subsidiaries, successors, assigns and other representatives, and anyone acting on their joint or several behalf, or any aspect of his employment with any Related Company.

(c) During the Consulting Period and for two years after the date of the termination of the Consulting Period for any reason, Delen covenants and agrees that he shall not, directly or indirectly:

(i) be employed, or retained as an independent contractor, or otherwise provide advisory or consulting services (in each case, whether compensated or not compensated), in a sales-related capacity, marketing role, strategic planning role, financial role, or in a product research and development role for any Competitive Business;

(ii) be employed by, or retained as an independent contractor by, or otherwise provide advisory or consulting services to (in each case, whether compensated or not compensated), any Competitive Business in any sort of position or capacity involving the performance of services that are the same as, or substantially similar to, the services he performed while he was an employee of or a consultant to any Related Company (the “Competitive Services”);

(iii) act (whether compensated or not compensated) as an officer or director of any Competitive Business;

(iv) organize, own (other than owning up to 3% of the outstanding stock of a publicly traded company) or operate any Competitive Business;

(v) (A) be employed, or retained as an independent contractor (in each case, whether compensated or not compensated) by, (B) provide advisory or consulting services (in each case, whether compensated or not compensated) to, (C) organize or operate or (D) serve as a director of (whether compensated or not compensated) any Anti-Tobacco Organization;

(vi) (A) be employed, or retained as an independent contractor (in each case, whether compensated or not compensated) by, (B) provide advisory or consulting services (in each case, whether compensated or not compensated) to or (C) serve as a director or official of (in each case, whether compensated or not compensated) any Regulator; or

(vii) solicit, offer employment to, or hire any employee, independent contractor or any other individual providing services to any Related Company (other than secretarial and clerical personnel), who was employed by, or provided services to, any Related Company, at the time of Delen’s termination of employment or the termination of the Consulting Period, or who was employed by, or provided services to, any Related Company during the 90-day period preceding either such date, to become employed by or otherwise provide services to, any person, firm, entity or corporation or approach any such person for any of the foregoing reasons.

(d) In addition to any other obligations of Delen under law or any other agreement with any Related Company, in consideration of this Agreement, Delen specifically agrees that:

(i) if requested by RAI, Delen shall personally provide reasonable assistance and cooperation to the Related Companies in activities related to the prosecution or defense of any pending or future lawsuits or claims involving any Related Company;

(ii) Delen shall promptly notify RAI’s General Counsel in writing if Delen receives any request from anyone other than an employee or agent of one of the Related Companies for information regarding any Related Company which could reasonably be construed as being proprietary, non-public or confidential or if Delen becomes aware of any potential claim or proposed litigation against any Related Company;

(iii) Delen shall refrain from providing any information related to any claim or potential litigation against any Related Company to any person who is not a representative of RAI without RAI’s prior written permission, unless required to provide information pursuant to legal process;

(iv) if required by law to provide sworn testimony regarding any matter related to any Related Company, Delen shall consult with and have legal counsel designated by RAI present for such testimony (with RAI being responsible for the costs of such designated counsel); and Delen shall cooperate with RAI’s attorneys to assist their efforts, especially on matters Delen has been privy to, holding all privileged attorney-client matters in strictest confidence; and

(v) if Delen is required by law to provide sworn testimony regarding any matter related to any Related Company, and if Delen desires legal counsel to represent and protect his interests (in addition to RAI’s designated legal counsel provided under subparagraph 4(d)(iv) of this Agreement), RAI shall reimburse Delen for any reasonable legal expenses (including, but not limited to, the reasonable costs of Delen’s counsel) and other reasonable and necessary out-of-pocket expenses Delen may incur in relation to such testimony.

(e) For purposes of this Paragraph 4, the terms below have the following definitions:

(i) “Anti-Tobacco Organization” means any firm, organization, entity, group, or sole proprietorship, the activities or purposes of which include opposing, advocating or lobbying against, or seeking the imposition of restrictions or prohibitions with respect to, any of the Related Companies’ Businesses or the use or consumption of any of the Products.

(ii) “Competitive Business” means any corporation, limited liability company, partnership, person, firm, organization, entity, enterprise, business or activity that is engaged in any of the Related Companies’ Businesses or seeking to engage in any of the Related Companies’ Businesses in the Territory.

(iii) “Confidential Information” means all data, materials and information (whether in the form of samples or in written, graphic, electronic or other form, and whether marked or identified as confidential or proprietary) concerning the business, operations or affairs of any Related Company including, without limitation, information concerning any of the Related Companies’ policies, plans, strategies, trade secrets, know-how, processes, systems, business methods, business or marketing plans, research and development initiatives, products, customers, suppliers and personnel, except that Confidential Information shall not include information that (A) is or becomes generally known to the public other than by reason of Delen’s breach of either the provisions of this Agreement or any other duty or obligation (whether arising by contract, statute or otherwise) Delen owes to any Related Company, (B) was known by Delen at the time of the disclosure to Delen by any Related Company, as evidenced by Delen’s written records in existence prior to such disclosure, or (C) is disclosed to Delen after the Effective Date by a third party who has a legal right to make such disclosure, and who is subject to no confidentiality obligation to any Related Company.

(iv) “Governmental Authority” means the government of the United States of America, any other nation or political subdivision thereof, whether state or local, and any agency, authority, administration, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(v) “Regulator” means (A) the U.S. Food and Drug Administration (the “FDA”), the Center for Tobacco Products established within the FDA (the “CTP”), the Tobacco Products Scientific Advisory Committee established within the CTP, or any other office, division, branch, committee, department or other body (collectively, an “Organizational Body”) established by the FDA or by an Organizational Body; or (B) any other Governmental Authority having the authority to regulate, or make recommendations regarding any proposed regulations affecting, any part of any of the Related Companies’ Businesses.

(vi) “Related Companies’ Businesses” means the businesses of manufacturing, distributing, advertising, promoting, marketing or selling any of the following products (collectively, “Products”): (A) any cigarette, cigar, little cigar, “roll-your-own” tobacco, smokeless or smoke-free tobacco product (including, without limitation, moist snuff, dry snuff, snus, loose leaf, plug and twist tobacco and any other smokeless or smoke-free tobacco, including dissolvable products, that may be invented through the date immediately prior to the termination of the Consulting Period); (B) any nicotine replacement therapy products, including nicotine gum, mouth spray and pouches, and any products otherwise marketed or intended to be used as part of a smoking cessation program; (C) any product commonly referred to as an “e-cigarette”; and (D) any other product, including any tobacco or cigarette substitute, that any Related Company invents, develops and/or markets during and through the Consulting Period.

(vii) “Related Company” means any one of the following, individually, and the term “Related Companies” means all of the following, collectively: RAI, R. J. Reynolds Tobacco Company, R.J. Reynolds Vapor Company, RAI International, Inc., American Snuff Company, LLC, RAI Services Company, Santa Fe Natural Tobacco Company, Inc., Niconovum, USA, Inc., Kentucky BioProcessing, Inc., SFR Tobacco International GmbH, and their respective subsidiaries, parents, affiliates (including partnerships and joint ventures in which any Related Company is a partner or joint venturer), successors and assigns.

(viii) “Territory” means (A) the United States of America, its territories, commonwealths, and possessions (including, without limitation, duty-free stores or outlets located anywhere in any of the foregoing places); (B) U.S. military installations located anywhere in the world; (C) Western Europe; (D) Japan; and (E) any other location in which any Related Company conducts any of the Related Companies’ Businesses during and through the Consulting Period.

(f) Delen agrees that any breach of the covenants contained in this Paragraph 4 would irreparably injure the Related Companies and that their remedies at law would be inadequate. Accordingly, in the event of any breach or threatened breach of this Paragraph 4, the Related Companies, in addition to any other rights and remedies available at law or in equity, shall be entitled to an injunction (and/or other equitable relief), restraining such breach or threatened breach, and be entitled to the reimbursement of court costs, attorneys’ fees and other costs and expenses incurred in connection with enforcing this Agreement. The existence of any claim or cause of action on Delen’s part against any Related Company shall not constitute a defense to the enforcement of these provisions. This Agreement shall be enforceable by any Related Company, either alone or together with any other Related Company or Related Companies. The rights and remedies under this Agreement provided to the Related Companies shall be cumulative and shall be in addition to any other rights or remedies available at law, in equity or under this Agreement.

(g) If any of the provisions of this Paragraph 4 are determined by a court of law to be excessively broad, whether as to geographical area, time, scope, or otherwise, such provision shall be reduced to whatever extent is reasonable and shall be enforced as so modified. Any provisions of this Paragraph 4 not so modified shall remain in full force and effect.

(h) Delen’s obligations in this Paragraph 4 are in addition to any other obligations owing to any Related Company, whether arising by statute, common law, contract or otherwise; provided, however, that to the extent any of Delen’s obligations set forth herein conflict with any provisions of any contract or agreement Delen has previously entered into with, or in favor of, any Related Company, then the terms and provisions of this Agreement shall govern and control, and shall supersede and replace the terms and provisions of such other contract or agreement.

5. Consideration.

(a) In exchange for Delen’s obligations under this Agreement, RAI shall pay Delen an amount equal to $13,400,000, in a lump sum on June 16, 2014. In addition, RAI agrees that it shall ensure that the executive officers of the Company and the members of the Board do not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding Delen, or any aspect of his employment with any Related Company.

(b) If at any time Delen breaches any provision of Paragraph 2 or 4 of this Agreement, then in addition to all other rights and remedies available to RAI in law or equity, RAI shall have the right to recover any amounts previously paid by RAI to Delen under this

Agreement. Such amounts shall be paid by Delen to RAI within ten (10) days of a final non-appealable decision of a court of competent jurisdiction that Delen has breached any provision of Paragraph 2 or 4 of this Agreement, as well as any related costs and expenses, including attorneys’ fees, reasonably incurred by RAI in connection with such litigation. If a court of competent jurisdiction determines (in a final non-appealable decision) that Delen has not breached any provision of Paragraph 2 or 4 of this Agreement, RAI shall reimburse Delen for any costs and expenses, including attorneys’ fees, reasonably incurred by Delen in connection with such litigation.

(c) As a condition to RAI’s obligations under this Agreement, Delen shall be required to execute a release of claims in the form attached hereto as Exhibit A.

6. Taxes. RAI may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as RAI is required to withhold pursuant to any applicable law, regulation or ruling.

7. Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations relating thereto or an exception to Section 409A of the Code. For purposes of compliance with Section 409A of the Code, each payment of compensation under this Agreement will be treated as a separate payment of compensation, and in no event may Delen, directly or indirectly, designate the calendar year of any payment under this Agreement. All reimbursements provided under this Agreement will be provided in accordance with the requirements of Section 409A of the Code, including, that (a) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (c) the right to any reimbursement will not be subject to liquidation or exchange for another benefit.

8. Survival. Any provision of this Agreement that by its terms does not terminate upon the termination of the Consulting Period shall survive and continue in full force in accordance with its terms, including but not limited to Paragraphs 4 and 5 hereof.

9. Notice. Any notices required to be given hereunder to RAI shall be addressed to the Corporate Secretary, Reynolds American Inc., Post Office Box 2990, Winston-Salem, NC 27102-2990, and any notice required to be given hereunder to Delen shall be sent to Delen’s address as shown on the records of RAI.

10. Severability. Should any provision of this Agreement be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Agreement. The waiver of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or a waiver of any subsequent breach of the same provision.

11. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

12. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Delen, RAI and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Delen hereby consents to the assignment by RAI of all of its rights and obligations hereunder to any successor to RAI by merger or consolidation or purchase of all or substantially all of RAI’s assets, provided such transferee or successor assumes the liabilities of RAI hereunder.

13. Choice of Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of North Carolina without regard to conflict of law principles. Except as otherwise provided in this Paragraph 13, any controversy or dispute arising out of or related to this Agreement shall be settled exclusively in the courts (federal and state) situated in the State of North Carolina, Forsyth County. Delen consents to personal jurisdiction in the State of North Carolina and in the courts thereof for the enforcement of this Agreement, and waives any rights he otherwise may have under the laws of any jurisdiction to object on any basis to jurisdiction or venue within the State of North Carolina to enforce this Agreement. In addition, and notwithstanding the foregoing, RAI may elect, in its discretion, to seek a temporary restraining order or preliminary or permanent injunctive (or similar) relief to enforce its rights under Paragraph 4 of this Agreement in any jurisdiction or court anywhere in the world that RAI determines to be appropriate, and Delen hereby consents to venue in any such jurisdiction or court in such event.

14. Amendment and Waiver. The provisions of this Agreement may be amended or waived only in writing signed by an authorized representative of RAI and by Delen, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15. Complete Agreement. Except as provided in Paragraph 4(h) of this Agreement, this Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and, effective as of the Effective Date, supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

REYNOLDS AMERICAN INC.

By:	/s/ Lisa J. Caldwell
Name: Lisa J. Caldwell
Title: Executive Vice President and Chief Human Resources Officer

/s/ Daniel M.Delen
Daniel M. Delen

Exhibit A

REYNOLDS AMERICAN INC.

General Release

This General Release, dated as of April 16, 2014 (“General Release”), is by and between Reynolds American Inc. (“RAI”) and Daniel M. Delen (“Delen”).

1. In exchange for, and as a condition to, RAI’s obligations under the Retirement and Consulting Agreement, dated as of April 16, 2014, by and between RAI and Delen (the “Agreement”), Delen hereby irrevocably and unconditionally releases, waives, and forever discharges RAI, all past and present parents, subsidiaries and affiliates of RAI, and their respective past and present directors, trustees, officers, partners, employees, agents, benefit plans and their respective predecessors, successors and assigns (hereinafter collectively the “Releasees”), from all claims, demands, actions or liabilities (hereinafter “Claims”) Delen may have against any of them, of whatever kind, from the beginning of time through the date this General Release is signed, including, but not limited to, those which are related to Delen’s employment with the Releasees, or the termination of that employment, or to eligibility for severance payments (including under RAI’s Executive Severance Plan (“ESP”). Delen agrees that he has voluntarily executed this General Release on his own behalf, and also on behalf of any heirs, agents, representatives, successors and assigns that he may have now or in the future.

2. Delen also agrees that this General Release covers, but is not limited to, Claims arising from the Fair Labor Standards Act, as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act of 1963, as amended, the Family and Medical Leave Act, and any other federal, state or local law including, but not limited to, any such law dealing with discrimination based on sex, race, color, national origin, religion, disability or veteran status. Delen also agrees that this General Release includes Claims based on theories of contract, whether actual or implied, tort or public policy, whether based in common law or otherwise. Delen understands that this General Release covers all Claims that have accrued or arisen by the time he executes this General Release, including both those Claims that he knows about and those that he may not know about. To the extent that Section 1542 of the Civil Code of California applies to his employment, or the termination of his employment, or any similar statute, Delen expressly waives any right or benefit available in any capacity under that Section or any similar statute which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

With respect to any charges or complaints that have been filed or may be filed concerning events or actions relating to Delen’s employment or termination of employment, he waives and releases any right to recover in any lawsuit or proceeding brought by any person, entity or administrative agency on his behalf or which includes Delen in a class.

3. This General Release does not include rights under the Agreement nor Delen’s nonforfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of ERISA) under the RAI 401k Savings Plan and the Reynolds American Omnibus Welfare Benefits Plan, which are not released hereby but survive unaffected by this document. Except as set forth in the preceding sentence, this General Release includes any Claim that Delen would otherwise have to benefits under any plan or program sponsored by the Releasees.

4. Neither the offer of this General Release nor the General Release itself is, or should be interpreted as, an admission by the Releasees that any actions of the Releasees were wrongful, unjustified, discriminatory, illegal or otherwise improper, including, but not limited to, any actions concerning Delen’s employment or the termination of Delen’s employment. Moreover, any such wrongdoing is denied by the Releasees.

5. Delen agrees to abide by the terms of the Agreement.

6. Delen acknowledges and agrees that:

(a)	The payments and benefits provided pursuant to the Agreement, as described therein, constitute consideration for this General Release, in that they are payments and benefits and things of value to which Delen would not have been entitled had he not signed this General Release.

(b)	Delen has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this General Release, except for those set forth in the Agreement.

7. All provisions and portions of this General Release are severable. If any portion or portions of this General Release or the application of any provision or portion of this General Release to any person, to any circumstance, or to any Claims, is determined to be invalid or unenforceable to any extent for any reason, the remaining provisions and portions of this General Release shall be unaffected and shall continue to be enforceable to the fullest and greatest extent permitted by law.

8. Delen understands that this General Release is being offered in the State of North Carolina and agrees that the laws of the State of North Carolina shall govern this agreement without respect to North Carolina’s conflicts of law principles.

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IN WITNESS WHEREOF, Delen and a duly authorized representative of RAI hereby certify that they have read this General Release in its entirety and voluntarily executed it in the presence of competent witnesses, as of the date set forth under their respective signatures.

DANIEL M. DELEN	REYNOLDS AMERICAN INC.

By:
Name: Lisa J. Caldwell Title: Executive Vice President and Chief Human Resources Officer

Date	Date

Witness	Witness

Date	Date